FIRST COMMUNITY FINANCIAL PARTNERS, INC.
AMENDED AND RESTATED
2008 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD TERMS
The Participant specified below has been granted this Option by FIRST COMMUNITY FINANCIAL PARTNERS, INC., an Illinois corporation (the “Company”), under the terms of the FIRST COMMUNITY FINANCIAL PARTNERS, INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN (the “Plan”).  The Option shall be subject to the Plan as well as the following terms and conditions (the “Option Terms”):
Section 1.Award. In accordance with the Plan, the Company hereby grants an option (the “Option”) for the number of Covered Shares set forth in Section 2 to the Participant, subject to the Option Terms.
Section 2.    Terms of Option Award.  The following words and phrases relating to the grant of the Option shall have the following meanings:
(a)    The “Participant” is [ ].
(b)    The “Grant Date” is [ ].
(c)    The number of “Covered Shares” is [ ] shares of Stock.
(d)    The “Exercise Price” is [$ ] per Covered Share.
Except where the context clearly implies to the contrary, any capitalized term in this Option award shall have the meaning ascribed to that term under the Plan.
Section 3.    Non-Qualified Stock Option.  The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.
Section 4.    Vesting.  Subject to the limitations of the Plan and the Option Terms, each installment of Covered Shares (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	1st Anniversary of the Grant Date
1/3 of Covered Shares	2nd Anniversary of the Grant Date
1/3 of Covered Shares	3rd Anniversary of the Grant Date

The Option may be exercised on or after a Termination of Service only as to that portion of Covered Shares with respect to which it was vested and exercisable immediately prior to the Termination of Service, or became vested and exercisable on the date of the Termination of Service.
Notwithstanding the foregoing provisions of this Section 4, the Option shall become fully and immediately vested upon the Participant’s Disability, death or a Change in Control that occurs on or before the Participant’s Termination of Service.
Section 5.    Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:
(a)    the ten-year anniversary of the Grant Date;
(b)    the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or its Subsidiaries is terminated for Cause;
(c)    the three-month anniversary of the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or its Subsidiaries is terminated for any reason other than Retirement, Disability, death, or Cause; or
(d)    the one-year anniversary of the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or its Subsidiaries is terminated as a result of Retirement, Disability or death.
Section 6.    Option Exercise.
(a)    Method of Exercise. Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing an exercise notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The notice requirement may only be satisfied by the method prescribed by the Committee; provided, however, the Committee shall retain the right to limit or expand the method of exercise to any one or more methods with respect to any individual Participant or group or class of Participants. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares indicated by the Participant’s election.
(b)    Payment of Exercise Price. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, including, (i) by tendering, either actually or by attestation, Stock acceptable to the Committee, valued at Fair Market Value on the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; (iii) by personal, certified or cashiers’ check; (iv) by other property deemed acceptable by the Committee; or (v) any combination of the above. If payment is made pursuant to clauses (i) or (ii) above, the Participant’s election must be made on or prior to the date of exercise of the Option and must be irrevocable. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.
Section 7.    Delivery of Shares. Delivery of Stock or other amounts under this Agreement and the Plan shall be subject to the following:
(a)    Compliance with Applicable Laws.  Notwithstanding any other provision of this Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.
(b)    Certificates.  To the extent that this Agreement and the Plan provide for the issuance of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
Section 8.    Withholding.  The exercise of the Option, and the Company’s obligation to issue shares upon exercise, is subject to withholding of all applicable taxes.  Except as may otherwise provided by the Committee from time-to-time, such withholding obligations may be satisfied: (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (iii) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.
Section 9.    Transferability.  The Option, or a portion thereof, may be transferable or assignable: (i) to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family (such transferee being a “Participant”), subject to the terms and conditions of the Plan; or (ii) by will or the laws of descent and distribution. Except as provided in the preceding sentence, the Option may not be assigned, transferred, pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.
Section 10.    Restrictions; Legend. Notwithstanding any provision of this Agreement or the Plan to the contrary, this Section 10 shall have no further effect on or after the Listing Date.
(a)    Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement or the Plan, the Participant may not sell or otherwise transfer Stock issued under the Plan at any time in which (i) the Company or any of its executive officers are prohibited from engaging in a transaction of the Company’s securities pursuant to the terms of the Company’s insider trading policy then in effect; or (ii) the Company is unable to purchase the Stock issued under the Plan pursuant to (A) the Exchange Act or (B) the rules governing any securities exchange or quotation service on which the Stock is quoted or listed for trading.
(b)    Each certificate issued by the Company that represents any Stock issued under the Plan shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR ANY APPLICABLE STATE LAW, AND SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS (A) THEY ARE REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR (B) SUCH SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION.”
Section 11.    Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s Death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the Beneficiary Designation Form, or such other form as the Committee may require. The Beneficiary Designation Form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
Section 12.    Administration.  The authority to manage and control the operation and administration of the Option Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms or the Plan by the Committee and any decision made by it with respect to the Option Terms or the Plan are final and binding on all persons.
Section 13.    Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
Section 14.    Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
Section 15.    No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the Covered Shares, until a stock certificate has been duly issued following exercise of the Option as provided herein.
Section 16.    Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
Section 17.    Governing Law. This Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 18.    Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Option award constitutes acknowledgement and consent to such rights of the Committee.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Agreement.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.

By:
Its:

PARTICIPANT

[	]	Date

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